EXHIBIT A

                              AGREEMENT


     This will confirm the agreement by and among all of the undersigned that the Amendment No. 1 to the Schedule 13D filed on or about December 24, 1996, and any amendments thereto with respect to the beneficial ownership of the undersigned of the shares of Common Stock of Miami Computer Supply Corporation, an Ohio corporation, is being filed on behalf of each of the parties named below. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


VALUE PARTNERS, LTD.



By:  Fisher Ewing Partners,
         its General Partner


     /S/TIMOTHY G. EWING
     Timothy G. Ewing, Partner

Date:  December 23, 1996



FISHER EWING PARTNERS


By:  /S/TIMOTHY G. EWING
     Timothy G. Ewing, Partner

Date:  December 23, 1996


TIMOTHY G. EWING SARSEP IRA



By:  /S/TIMOTHY G. EWING
     Timothy G. Ewing
     Beneficiary

Date:December 23, 1996